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                                                                    EXHIBIT 99.2
                                                                    NEWS RELEASE

                        [CELERIS CORPORATION LETTERHEAD]



CONTACT: PAUL R. JOHNSON
         CHIEF FINANCIAL OFFICER
         (615) 341-0223


              COURT ORDERS FINAL APPROVAL OF SETTLEMENT OF CELERIS
                CORPORATION'S OUTSTANDING SECURITIES LITIGATION


NASHVILLE, Tennessee (January 18, 2001) -- Celeris Corporation (Nasdaq/NM:CRSC) today announced that the United States District Court ordered the final approval of the previously announced settlement of the Company's outstanding securities litigation, including both In Re Summit Medical Systems, Inc. Securities Litigation and Teachers' Retirement System of Louisiana v. Summit Medical Systems, Inc. et al. The settlement includes $750,000 cash, 100,000 shares of common stock, and warrants to purchase 500,000 shares of common stock at $4.00 per share over the next five years.

         In commenting on the Court's decision, Barbara Cannon, president and chief executive officer of Celeris, said, "The final resolution of these lawsuits, which we inherited from Summit Medical Systems nearly four years ago, ends the related distraction and expense of litigation and is indeed a significant milestone for the Company. The settlement does not significantly affect the financial viability of the Company going forward, and we can now focus entirely on enhancing shareholder value."

         Celeris Corporation is a provider of specialty clinical research services and information technology services that expedite and streamline the clinical trial and regulatory submission process for pharmaceutical, medical device, and biotechnology manufacturers.

         This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements of intent, belief or current expectations of Celeris Corporation and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences include but are not limited to the possibility that the Securities and Exchange Commission's investigation, which is not included in the settlement described herein, will have a material adverse impact on the Company and its financial position and other factors that could impact operating results including the risk factors detailed in the Company's Securities and Exchange Commission filings.

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